EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
AUGUST 4, 2021		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2021 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $2.1 billion financial holding company with two community bank subsidiaries, announced its financial results for the second quarter of 2021.  Premier realized net income of $5,174,000 (35 cents per diluted share) during the quarter ended June 30, 2021, a 6.0% decrease from the $5,506,000 of net income reported for the second quarter of 2020.  The decrease in net income in the second quarter of 2021 is largely due to an increase in non-interest expenses, primarily professional fees and expenses and writedowns of other real estate owned (“OREO”).  The increase in non-interest expense more than offset positive quarter-over-quarter earnings comparisons in 2021, such as increases in net interest income and non-interest income and a decrease in the provision for loan losses when compared to the second quarter of 2020.  On a diluted per share basis, Premier earned $0.35 during the second quarter of 2021 compared to $0.37 per share earned during the second quarter of 2020.  For the first half of 2021 Premier realized net income of $11,724,000 (79 cents per diluted share), a 7.8% increase from the $10,874,000 (74 cents per diluted share) earned during the first half of 2020.  The annualized returns on average common shareholders’ equity and average assets were approximately 9.22% and 1.21% for the six months ended June 30, 2021, compared to 8.72% and 1.19% for the same period in 2020.

President and CEO Robert W. Walker commented, “Our participation in the Paycheck Protection Program (“PPP”) has been a great success for our company, as we have increased our loan balances outstanding, increased our loan interest income and fostered new customer relationships upon which to build.  We continue to be more and more encouraged and expect future economic conditions to continue to recover as a result of declining trends in the spread of the COVID-19 virus.  As a result, we have lowered our qualitative estimate of credit risk analysis of the loan portfolio for potential COVID-19 related loan losses and reduced our provision for loan loss expense.  We are also pleased with continued increases in our non-interest income as customers return to pre-COVID-19 activity levels and our electronic banking income sets new quarterly highs.  As this is likely to be the last quarterly reporting of financial results for Premier as a stand alone company, I continue to be very proud of our management and staff team members as they have risen to the occasion and successfully guided our great company over the years.  It has truly been my pleasure to be part of the team.  I wish to express our sincerest thanks for all of the great support from our shareholders and look forward to the continued financial success of our combined company.”

Net interest income for the quarter ended June 30, 2021 totaled $16.946 million, up $137,000, or 0.8%, from the $16.809 million of net interest income earned in the second quarter of 2020, as interest expense savings exceeded a decrease in interest income.  Interest income in 2021 decreased by $1,035,000, or 5.6%, in the second quarter when compared to the second quarter of 2020, largely due to a $640,000, or 29.1%, decrease in interest income on investment securities, and a $392,000, or 2.4%, decrease in interest income on loans.  Interest income on interest-bearing bank balances and federal funds sold decreased by $3,000, or 11.5%, in the second quarter of 2021 when compared to the same quarter of 2020, due to lower earning yields on slightly lower average balances.  Similarly, interest income on investment securities in the second quarter of 2021 decreased by $640,000, or 29.1%, when compared to the second quarter of 2020.  While the average balance of investments increased by $142.4 million in the second quarter of 2021 when compared to the same quarter of 2020, the average yield earned decreased from 2.23% during the second quarter of 2020 to 1.17% during the second quarter of 2021.  The decrease in the average yield earned is largely due to accelerated prepayments of mortgage-backed securities which resulted in a corresponding higher rate of purchase premium amortization on these securities, as well as a significantly lower reinvestment yield on the accelerated prepayment funds and investments purchased with funds from the growth in deposit balances and customer repurchase agreements.  Interest income on loans decreased by $392,000, or 2.4%, in the second quarter of 2021 when compared to the second quarter of 2020.  Interest income on loans in the second quarter of 2021 included approximately $50,000 of income recognized from deferred interest and discounts recognized on loans that paid off during the quarter, compared to approximately $468,000 of interest income of this kind recognized during the second quarter of 2020.  Otherwise, interest income on loans increased by $26,000, or 0.2%, in the second quarter of 2021.  The increase in interest income on loans is a combination of a decrease in interest income on real estate mortgage and consumer loans that was more than offset by an increase in interest income on commercial loans.  Interest income on real estate mortgage and consumer loans decreased by $516,000, or 12.0%, in the second quarter of 2021 when compared to the second quarter of 2020, largely due to a lower average yield earned on a lower average balance of these loans outstanding.  Conversely, interest income on commercial loans increased by $542,000, or 4.7%, in the second quarter of 2021 when compared to the second quarter of 2020, largely due to a higher average balance of these loans outstanding earning a similar yield in 2021 compared to the second quarter of 2020.  Premier’s participation in the U.S. Treasury’s and Small Business Administration’s Paycheck Protection Program (“PPP”) accounted for $17.4 million of the $40.6 million increase in average commercial loans outstanding in the second quarter of 2021 compared to the second quarter of 2020.  In addition, interest income on PPP loans and the recognition of fee income when a borrower’s PPP loan is paid off resulted in a $1,194,000 increase in loan interest income in the second quarter of 2021 compared to the second quarter of 2020.

Exhibit 99.1 - Continued

More than offsetting the decrease in interest income in the second quarter of 2021 was a $1,172,000, or 64.1%, decrease in interest expense, driven by a decrease in interest expense on deposits.  Interest expense on deposits decreased by $1,129,000, or 65.8% in the second quarter of 2021, largely due to decreases in the average rate paid on certificates of deposit, savings deposits, and NOW and money market deposits during the second quarter of 2021 compared to the same quarter in 2020.  Further interest expense savings were realized due to decreases in the average balance of higher-costing certificates of deposit during the second quarter of 2021 compared to the same quarter in 2020.  Nevertheless, average interest-bearing deposit balances increased by $58.9 million, or 5.2%, in the second quarter of 2021 compared to the same quarter of 2020, largely due to a $53.8 million, or 19.2%, increase in savings deposits and a $79.0 million, or 16.7%, increase in NOW and money market deposits.  These increases more than offset a $73.9 million, or 19.5%, decrease in certificate of deposit balances.  As certificates mature, depositors are either seeking higher deposit rates from other competitive depository institutions or are transferring their balances to more liquid interest-bearing deposit accounts such as NOW, money market and savings deposits as a means to keep immediate access to their funds during the uncertainty of employment or economic conditions.  The average interest rate paid on interest-bearing deposits decreased by 41 basis points from 0.61% during the second quarter of 2020 to 0.20% during the second quarter of 2021, as Premier eliminated its interest rate specials on certificates of deposit and lowered the interest rate paid on all deposit products in response to decreases in the short-term interest rate policy of the Federal Reserve Board of Governors.  Decreases in short-term rates resulting from actions by the Federal Reserve Board of Governors to reduce the targeted federal funds rate, plus an inflow of funds from direct stimulus payments from the U.S. Treasury to deposit account holders have resulted in a decrease in competition for bank deposit rates.  As a result, the average interest rate paid on highly liquid NOW and money market deposits decreased by 8 basis points and the average rate paid on savings deposits decreased by 9 basis points in the second quarter of 2021 when compared to the second quarter of 2020.  Even with these resulting decreases in the average rate paid on transaction based deposits, the average outstanding balance of transaction-based deposits increased.  Interest expense savings on interest-bearing transaction deposit accounts totaled $143,000 of the $1,129,000 decrease in interest expense on interest-bearing deposits.  The remaining $986,000 decrease in interest expense on deposit accounts came from a decrease in average outstanding certificates of deposits and a 93 basis point decrease in the average rates paid during the second quarter of 2021 when compared to the second quarter of 2020.

Similarly, interest expense paid on short-term borrowings, primarily customer repurchase agreements, decreased by $3,000, or 20%, in 2021.  The reduction in interest expense was largely due to a 14 basis point decrease in the average rate paid, partially offset by an 86.8% increase in the average balance outstanding during the second quarter of 2021.  Also contributing to the overall 64.1% decrease in interest expense during the second quarter of 2021 was a $23,000, or 100%, decrease in interest expense on FHLB borrowings and a $17,000, or 22.4%, decrease in interest expense on Premier’s subordinated debt.  All FHLB borrowings were repaid in 2020 resulting in no interest expense during the second quarter of 2021.  Premier’s subordinated debt features a variable interest rate indexed to the short-term three-month LIBOR interest rate, which was lower in the second quarter of 2021 compared to the second quarter of 2020 in conjunction with decreases in short-term interest rate policy by the Federal Reserve Board of Governors.

During the quarter ended June 30, 2021, Premier recorded $428,000 of provision for loan losses compared to $590,000 of provision for loan losses recorded during the same quarter of 2020.  A significant portion of the provision for loan losses recorded during the second quarter of 2020 was primarily to provide for an estimate of additional identified credit risk in the loan portfolio due to uncertainty related to future economic conditions resulting from government actions designed to curb the spread of the COVID-19 virus.  Premier added approximately $1,000,000 to its qualitative credit risk analysis of the loan portfolio related to loans originated to various industries believed to be more susceptible to future credit risk resulting from an economic slowdown such as lodging, restaurants, amusement, personal services and retail stores during the second quarter of 2020.  During the remainder of 2020 and into the first quarter of 2021, Premier refined its estimates on the qualitative credit risk analysis of the loan portfolio related to COVID-19 and added approximately $250,000 of additional provision during the first quarter of 2021 to the estimated $2.5 million of qualitative credit risk analysis related to COVID-19 at year-end 2020.  Due to improvements in the economy during the second quarter of 2021, the elimination of virtually all loan payment deferrals under the CARES Act, and the resumption of regular payments on loans originated to the various industries believed to be more susceptible to future credit risk under COVID-19, Premier reduced its estimate of the qualitative credit risk analysis of the loan portfolio related to COVID-19 by approximately $1,000,000.  More than offsetting this decrease,  the net provision expense in the second quarter of 2021 was related primarily to increases in specific reserves on impaired commercial real estate secured loans that were eventually charged-off by the end of the quarter.

Exhibit 99.1 - Continued

The $1,000,000 of additional provision expense related to Potential COVID-19 Losses in the second quarter of 2020 was partially offset by reductions in estimated credit risk within the loan portfolio resulting from decreases in loans outstanding, such as owner-occupied commercial real estate and multifamily real estate loans, as well as higher risk loans, such as commercial and industrial loans, construction and land development loans and consumer loans.  Other indications of improving portfolio credit risk that occurred during the second quarter of 2020 include decreases in loans classified as Special Mention and Substandard, improvements in past due ratios and decreases in historical loss ratios.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio, as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans totaled $1,320,000 in the second quarter of 2021 compared to $109,000 of gross charge-off of loans in the second quarter of 2020.  Recoveries on loans previously charged-off was relatively the same in 2021 at $47,000 compared to $51,000 in the second quarter of 2020.  During the first six months of 2021, net charge-offs increased by $587,000 to $1,331,000, compared to the same six months of 2020.  Also during the first six months of 2021, non-accrual loans increased by $2,968,000 since year-end 2020, while accruing loans over 90 days past due decreased by $1,423,000.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended June 30, 2021 totaled $9.697 million compared to $9.189 million in the second quarter of 2020.  Net overhead increased by $508,000, or 5.5%, in the second quarter of 2021 when compared to the second quarter of 2020, largely due to a $740,000, or 6.7%, increase in non-interest expense partially offset by a $232,000, or 12.3%, increase in non-interest income.  Total non-interest income increased by $232,000 in the second quarter of 2021 when compared to the second quarter of 2020, largely due to a $164,000, or 17.5%, increase in electronic banking income and a $35,000, or 41.2%, increase in secondary market mortgage income.  Electronic banking income increased, largely due to a $163,000, or 20.9%, increase in income from debit card transaction activity.  Secondary market mortgage income increased, in part, due to the lower long-term interest rate environment, resulting in an increase in housing purchases in Premier’s markets and home loan refinances as customers are taking advantage of lowering their long-term fixed home loan interest rate.  Other increases in non-interest income include a $15,000, or 2.2%, increase in service charges on deposit accounts, largely due to an increase in customer overdraft activity, and an $18,000, or 10.2%, increase in other sources of non-interest income, including check cashing fees, checkbook sales, and income from Premier’s partial ownership of an insurance agency.

Non-interest expense increased by $740,000, or 6.7% in the second quarter of 2021 compared to the second quarter of 2020, largely due to a $641,000, or 181%, increase in expenses and writedowns on OREO properties and a $217,000, or 88.2%, increase in professional fees.  During the second quarter of 2021, Premier recorded $859,000 of writedowns on OREO property values and another $14,000 of net losses on the completed sale of OREO properties compared to $277,000 of such writedowns of OREO property values and the realization of $28,000 of net gains upon the sale of OREO properties in the second quarter of 2020. Professional fees increased largely due to a $171,000 increase in legal fees and a $25,000 increase in consulting fees related to the pending acquisition of Premier by Peoples Bancorp Inc.  Other increases in non-interest expense include a $52,000, or 72.2%, increase in FDIC insurance costs, largely due to the prior utilization of FDIC based community bank assessment credits to partially offset the second quarter 2020 FDIC insurance premiums, a $30,000, or 1.8%, increase in outside data processing costs and a $13,000, or 0.7%, increase in occupancy and equipment expenses.  These increases more than offset decreases in non-interest expense in the second quarter of 2021 when compared to the second quarter of 2020.  Decreases in non-interest expense include an $80,000, or 31.7%, decrease in taxes not on income, a $74,000, or 73.3%, decrease in loan collection expenses, a $21,000, or 18.4%, decrease in supplies expense, an $18,000, or 7.5%, decrease in the amortization of intangible assets and a $20,000, or 0.4%, decrease in staff costs.  The decrease in taxes not on income is due to a change in the taxation of banks in the Commonwealth of Kentucky, from an equity based franchise tax to a state imposed income tax.

Exhibit 99.1 - Continued

Total assets as of June 30, 2021 were up $134.1 million, or 6.9%, to $2.080 billion from the $1.946 billion of total assets at year-end 2020.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, decreased by $45.6 million, largely due to investment purchases during the first six months of 2021.  Investment securities increased by $151.6 million, or 36.0%, since year-end 2020, largely due to $289.3 million of new purchases.  These increases more than offset $104.9 million of proceeds from monthly principal payments on Premier’s mortgage backed securities portfolio and securities that matured or were called, $25.5 million of proceeds from the sale of a limited number of mortgage-backed securities and a $5.5 million decrease in the market value of the securities available for sale.  Total loans outstanding increased by $31.6 million, or 2.6%, as Premier generated $14.4 million of new PPP loans, net of forgiveness payments received, during the first six months of 2021 plus another $17.2 million, or 1.4%, increase in traditional loans as new loans generated during the first six months exceeded payoffs and principal payments received.  During the second quarter of 2021, Premier received approximately $26.3 million of PPP loan forgiveness payments resulting in the recognition of approximately $1.8 million of net deferred loan fees into interest income on loans during the quarter.  Since year-end 2020, Premier has received approximately $49.3 million of PPP loan forgiveness payments resulting in the recognition of approximately $2.5 million of net deferred loan fees into interest income on loans during the first six months of 2021.  Other real estate owned (“OREO”) decreased by $1,173,000, or 8.9%, largely due to $859,000 of writedowns on OREO property carrying values  as well as sales of OREO properties exceeding new foreclosures during the first six months of 2021.  Total deposits increased by $93.0 million, or 5.7%, since year-end 2020.  The overall increase in deposits was largely due to a $31.9 million, or 6.5%, increase in non-interest bearing deposits, a $48.6 million, or 13.6%, increase in interest bearing transaction deposits, and a $36.4 million, or 7.9%, increase in savings and money market deposits.  Partially offsetting these increases, certificates of deposit balances decreased by $23.8 million, or 7.3% during the first six months of 2021.  Similarly, customer repurchase agreements increased by $28.4 million, or 84.0%, since year-end 2020.  Premier’s subordinated debentures increased by $20,000 since year-end 2020 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million face value of the subordinated debentures.  Other liabilities increased by $23.4 million, largely due to $26.0 million of investment security purchases during the last days of June 2021 for which the purchase proceeds were not required to be remitted until July 2021.

Stockholders’ equity of $249.2 million equaled 12.0% of total assets at June 30, 2021, which compares to stockholders’ equity of $259.9 million, or 13.4% of total assets, at December 31, 2020.  The decrease in stockholders’ equity was largely due to the normal first and second quarter cash dividends declared totaling $0.30 per share and also a $1.00 per share special cash dividend declared in January of 2021 and paid in February of 2021.  The dividends combined to reduce stockholders’ equity by $19.1 million.  Furthermore, a decrease in the market value of the investment portfolio available for sale reduced stockholders’ equity by $4.3 million, net of tax.  These decreases in stockholders’ equity were partially offset by the $11.7 million of net income earned during the first six months of 2021 and approximately $1.0 million of contributed capital from the exercise of employee stock options during the first six months of 2021.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Furthermore, uncertainty related to future economic conditions resulting from government actions designed to curb the spread of the COVID-19 virus may affect Premier’s operations more or less than currently estimated.  Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Exhibit 99.1 - Continued

Following is a summary of the financial highlights for Premier as of and for the periods ended June 30, 2021

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six Months Ended
	June 30	June 30	June 30	June 30
	2021	2020	2021	2020
Interest Income
Loans, including fees	16,024	16,416	31,472	32,170
Investments and other	1,579	2,222	3,118	5,112
Total interest income	17,603	18,638	34,590	37,282
Interest Expense
Deposits	586	1,715	1,351	3,880
Borrowings and other	71	114	143	251
Total interest expense	657	1,829	1,494	4,131
Net interest income	16,946	16,809	33,096	33,151
Provision for loan losses	428	590	1,076	1,590
Net interest income after provision	16,518	16,219	32,020	31,561
Non-interest Income
Service charges on deposit accounts	707	692	1,440	1,798
Electronic banking income	1,101	937	2,108	1,755
Gain on the sale of securities	-	-	1,096	-
Other non-interest income	314	261	622	586
Total non-interest income	2,122	1,890	5,266	4,139
Non-Interest Expense
Salaries and employee benefits	5,247	5,267	9,862	10,675
Net occupancy and equipment	1,811	1,798	3,600	3,523
Outside data processing	1,732	1,702	3,449	3,233
OREO expenses and writedowns, net	995	354	1,159	422
Amortization of intangibles	223	241	445	483
Other non-interest expenses	1,811	1,717	3,494	3,480
Total non-interest expense	11,819	11,079	22,009	21,816
Income Before Taxes	6,821	7,030	15,277	13,884
Income Taxes	1,647	1,524	3,553	3,010
NET INCOME	5,174	5,506	11,724	10,874

EARNINGS PER SHARE	0.35	0.38	0.80	0.74
DILUTED EARNINGS PER SHARE	0.35	0.37	0.79	0.74
DIVIDENDS PER SHARE	0.15	0.15	1.30	0.30

Charge-offs	1,320	109	1,429	935
Recoveries	47	51	98	191
Net charge-offs	1,273	58	1,331	744

Exhibit 99.1 - Continued

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2021	2020
ASSETS
Cash and due from banks	24,265	24,961
Interest-bearing bank balances	124,523	174,209
Federal funds sold	16,047	11,306
Securities available for sale	572,785	421,190
Loans (net)	1,232,701	1,200,862
Other real estate owned	12,042	13,215
Other assets	45,917	48,015
Goodwill and other intangible assets	51,619	52,064
TOTAL ASSETS	2,079,899	1,945,822

LIABILITIES & EQUITY
Deposits	1,726,782	1,633,740
Fed funds/repurchase agreements	62,256	33,827
Subordinated debentures	5,495	5,475
Other liabilities	36,181	12,873
TOTAL LIABILITIES	1,830,714	1,685,915
Common Stockholders’ Equity	249,185	259,907
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	2,079,899	1,945,822

TOTAL BOOK VALUE PER COMMON SHARE	16.84	17.71
Tangible Book Value per Common Share	13.35	14.16

Non-Accrual Loans	11,964	8,996
Loans 90 Days Past Due and Still Accruing	909	2,332